Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

On July 18, 2017, McCormick & Company, Incorporated, a Maryland corporation (“McCormick”), entered into a Stock Purchase Agreement (the “Agreement”) with The R.T. French’s Food Group Limited, a private limited company incorporated in England and Wales (“French’s Seller”), Reckitt Benckiser LLC, a Delaware limited liability company (“Tiger’s Milk Seller” and, together with French’s Seller, the “Sellers”), and Reckitt Benckiser Group plc (“Sellers’ Parent”).

Pursuant to the terms and conditions of the Agreement, at the closing, McCormick will acquire 100% of the outstanding equity interests of each of (i) The French’s Food Company LLC, a Delaware limited liability company (“French’s US”), (ii) The French’s Food Company, Inc., a Canadian corporation (“French’s Canada”), (iii) The R.T. French’s Food Company Limited, a private limited company incorporated in England and Wales (“French’s UK”), and (iv) Tiger’s Milk LLC, a Delaware limited liability company (“Tiger’s Milk”), and together with French’s US, French’s Canada and French’s UK, the “Acquired Business”, which is referred to herein as the “Acquisition”. The aggregate purchase price payable by McCormick is $4.2 billion in cash, subject to customary purchase price adjustments related to the amount of the Acquired Business’ cash, debt, net working capital, and transaction expenses as described in the Agreement.

The closing of the transaction is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Agreement contains certain termination rights for the Sellers and McCormick, including if the closing does not occur before 5:00 p.m. New York City time on January 18, 2018, subject to certain extension rights. Subject to the satisfaction of these conditions, McCormick expects to complete the Acquisition before the end of the fiscal year ending November 30, 2017. McCormick’s obligation to consummate the transaction is not subject to any condition related to the availability of financing.

In connection with McCormick’s entry into the Agreement, McCormick has entered into a commitment letter, dated July 18, 2017 (the “Commitment Letter”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. (“Bank of America”), and Credit Suisse Securities (USA) LLC and Credit Suisse AG ( “Credit Suisse”), pursuant to which and subject to the terms and conditions set forth therein, Bank of America and Credit Suisse have agreed to provide a senior unsecured 364-day bridge loan facility (the “Bridge Facility”) of up to $4.2 billion in the aggregate for the purpose of providing the financing necessary to fund all or a portion of the consideration to be paid pursuant to the terms of the Agreement and related fees and expenses (the “Bridge Loan Commitment”).

The Bridge Loan Commitment will be reduced in equivalent amounts upon any incurrence by McCormick of term loans and/or the issuance of equity or notes in a public offering or private placement prior to the consummation of the transaction and loans under the Bridge Facility will be prepaid in equivalent amounts upon the incurrence by McCormick of term loans and/or the issuance of equity or notes in a public offering or private placement and upon other specified events, in each case subject to certain exceptions set forth in the Commitment Letter. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made.

McCormick expects to permanently finance the transaction with $3.7 billion of new debt, which will include pre-payable terms loans and senior unsecured notes issued in the capital markets, and the issuance of $500 million of McCormick common stock non-voting, no par value (“Common Stock Non-Voting”).

In connection with the Acquisition, Sellers have prepared historical financial information for Reckitt Benckiser Group plc’s food business (the “Food Business”). The Food Business was historically managed together with certain other financing legal entities which are not being acquired in the Acquisition. Amounts included in the historical financial information related to those entities that are not being acquired as part of the Acquired Business are eliminated as a pro forma adjustment in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information is based on the historical financial information of McCormick and the Food Business and has been prepared to reflect the pending Acquisition and related financing transactions, as previously described. The unaudited pro forma condensed combined financial information is provided for informational purposes only.

The unaudited pro forma condensed combined income statements are not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of December 1, 2015 and does not intend to project the future financial results of McCormick after the Acquisition. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the Acquisition closed on May 31, 2017 or for any future or historical period. The unaudited pro forma condensed combined income statements and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived, both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

McCormick’s fiscal year ends on November 30, while the Food Business’ fiscal year ends on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X, the fiscal years are not being conformed for the purpose of presenting unaudited pro forma condensed combined financial statements, because the two fiscal year ends are not separated by more than 93 days.

The unaudited pro forma condensed combined interim balance sheet combines the unaudited condensed consolidated balance sheet of McCormick as of May 31, 2017 and the unaudited combined balance sheet of the Food Business as of June 30, 2017. The unaudited pro forma condensed combined income statement for the year ended November 30, 2016 combines the consolidated income statement of McCormick for the fiscal year ended November 30, 2016 with the combined statement of income of the Food Business for the year ended December 31, 2016. The interim unaudited pro forma condensed combined income statement for the six months ended May 31, 2017 combines the unaudited condensed income statement of McCormick for the six months ended May 31, 2017 and the unaudited combined statement of income of the Food Business for the six months ended June 30, 2017.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial information.

•	McCormick’s Item 1.01 Current Report on Form 8-K filed on July 19, 2017, including the exhibit thereto, which describes the Acquisition, as filed with the Securities Exchange Commission (“SEC”).

•	Audited consolidated financial statements of McCormick as of and for the fiscal year ended November 30, 2016, which are included in McCormick’s’ Annual Report on Form 10-K for the year ended November 30, 2016, as filed with the SEC.

•	Unaudited interim consolidated financial statements of McCormick as of May 31, 2017, and for the six months then ended, which are included in McCormick’s Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2017, as filed with the SEC.

•	Audited combined financial statements of the Food Business as December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, which are included in Exhibit 99.1 to McCormick’s Current Report on Form 8-K filed on August 7, 2017.

•	Unaudited interim combined financial statements of the Food Business as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, which are included as Exhibit 99.2 to McCormick’s Current Report on Form 8-K filed on August 7, 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

May 31, 2017

(dollars in millions)

	McCormick May 31, 2017	Food Business June 30, 2017	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$130.0	$—	$(42.7)	(c)	$87.3
Trade accounts receivable, net	429.7	48.6	—		478.3
Inventories	779.8	41.6	24.0	(a)	845.4
Due from related parties	—	493.5	(493.5)	(b)	—
Prepaid expenses and other current assets	86.4	6.7	—		93.1

Total current assets	1,425.9	590.4	(512.2)		1,504.1
Property, plant and equipment, net	703.8	27.0	6.4	(a)	737.2
Goodwill	1,894.8	9.7	2,579.8	(a)	4,484.3
Intangible assets, net	489.0	36.0	2,559.0	(a)	3,084.0
Investments and other assets	358.6	17.1	(17.1)	(c)(h)	358.6

Total assets	$4,872.1	$680.2	$4,615.9		$10,168.2

Liabilities
Short-term borrowings	$656.2	$—	$(257.0)	(c)	$399.2
Current portion of long-term debt	250.6	—	75.0	(c)	325.6
Trade accounts payable	453.1	57.4	8.8	(h)	519.3
Due to related parties	—	43.2	(43.2)	(b)	—
Other accrued liabilities	441.5	66.8	(18.7)	(c)(g)(h)	489.6

Total current liabilities	1,801.4	167.4	(235.1)		1,733.7

Long-term debt	804.3	—	3,900.0	(c)	4,704.3
Other long-term liabilities	457.0	41.7	972.9	(a)(h)	1,471.6

Total liabilities	3,062.7	209.1	4,637.8		7,909.6

Shareholders’ / parent’s equity
Common stock, no par value	409.3	—	—		409.3
Common stock – non-voting, no par value	693.9	—	482.0	(d)	1,175.9
Parent’s investment	—	472.5	(472.5)	(b)	—
Retained earnings	1,074.2	—	(32.8)	(c)(g)	1,041.4
Accumulated other comprehensive loss	(379.3)	(1.4)	1.4	(b)	(379.3)
Non-controlling interests	11.3	—	—		11.3

Shareholders’ / parent’s equity	1,809.4	471.1	(21.9)		2,258.6

Total liabilities and shareholders’ / parent’s equity	$4,872.1	$680.2	$4,615.9		$10,168.2

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended November 30, 2016

(in millions, except per share data)

	McCormick November 30, 2016	Food Business December 31, 2016	Pro Forma Adjustments		Pro Forma Combined
Net sales	$4,411.5	$564.2	$—		$4,975.7
Cost of goods sold	2,579.8	257.7	(18.2)	(f)(h)	2,819.3

Gross profit	1,831.7	306.5	18.2		2,156.4
Selling, general and administrative expenses	1,175.0	129.7	25.4	(e)(h)	1,330.1
Special charges	15.7	—	—		15.7

Operating income	641.0	176.8	(7.2)		810.6
Interest expense	56.0	—	129.5	(c)	185.5
Other income, net	4.2	1.7	(0.8)	(b)	5.1

Income from consolidated operations before income taxes	589.2	178.5	(137.5)		630.2
Income taxes	153.0	44.2	(28.6)	(i)	168.6

Net income from consolidated operations	436.2	134.3	(108.9)		461.6
Income from unconsolidated operations	36.1	—	—		36.1

Net income	$472.3	$134.3	$(108.9)		$497.7

Earnings per share – basic	$3.73	—	—		$3.77

Earnings per share – diluted	$3.69	—	—		$3.73

Average shares outstanding:
Basic	126.6	—	5.3	(d)	131.9
Diluted	128.0	—	5.3	(d)	133.3

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Income Statement

For the Six Months Ended May 31, 2017

(in millions, except per share data)

	McCormick May 31, 2017	Food Business June 30, 2017	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,158.0	$264.9	$—		$2,422.9
Cost of goods sold	1,300.4	125.4	(8.7)	(f)(h)	1,417.1

Gross profit	857.6	139.5	8.7		1,005.8
Selling, general and administrative expenses	582.5	65.2	13.5	(e)(g) (h)	661.2
Special charges	8.3	—	—		8.3

Operating income	266.8	74.3	(4.8)		336.3
Interest expense	29.4	—	64.4	(c)	93.8
Other income, net	1.3	0.9	(0.4)	(b)	1.8

Income from consolidated operations before income taxes	238.7	75.2	(69.6)		244.3
Income taxes	60.6	19.2	(17.1)	(i)	62.7

Net income from consolidated operations	178.1	56.0	(52.5)		181.6
Income from unconsolidated operations	15.4	—	—		15.4

Net income	$193.5	$56.0	$(52.5)		$197.0

Earnings per share – basic	$1.55	—	—		$1.51

Earnings per share - diluted	$1.53	—	—		$1.49

Average shares outstanding:
Basic	125.0	—	5.3	(d)	130.3
Diluted	126.7	—	5.3	(d)	132.0

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation and Accounting Policies

Basis of Presentation

The unaudited pro forma condensed combined financial information presented herein is based on the historical audited consolidated and unaudited condensed consolidated financial information of McCormick and the audited and unaudited combined financial information of the Food Business, or is derived therefrom. McCormick’s fiscal year ends on November 30, while the Food Business’ fiscal year ends on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X, the fiscal years are not being conformed for the purpose of presenting unaudited pro forma condensed combined financial statements, because the two fiscal year ends are not separated by more than 93 days.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of McCormick as of May 31, 2017 and the unaudited combined balance sheet of the Food Business as of June 30, 2017. The unaudited pro forma condensed combined income statement for the year ended November 30, 2016 combines the consolidated income statement of McCormick for the fiscal year ended November 30, 2016 with the combined statement of income of the Food Business for the fiscal year ended December 31, 2016. The interim unaudited pro forma condensed combined income statement for the six months ended May 31, 2017 combines the unaudited condensed consolidated income statement of McCormick for the six months ended May 31, 2017 and the unaudited combined statement of income of the Food Business for the six months ended June 30, 2017.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the pending Acquisition and related financings that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined income statements are based on items directly attributable to the pending Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on McCormick.

The unaudited pro forma condensed combined income statements are not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of December 1, 2015 and does not intend to project the future financial results of McCormick after the Acquisition. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the Acquisition closed on May 31, 2017 or for any future or historical period. Additionally, the unaudited pro forma condensed combined income statements and balance sheet do not reflect the cost of any integration activities from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

Accounting Policies

The Acquisition will be accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer, McCormick has estimated the fair value of the Food Business’ assets acquired and liabilities assumed and conformed the accounting policies of the Food Business to its own accounting policies.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in McCormick’s consolidated financial statements as of and for the fiscal year ended November 30, 2016. With the information currently available, McCormick has determined that, other than those pro forma adjustments identified, and as more fully described in (h) in Note 4, no other significant adjustments are necessary to conform the Food Business’ combined financial statements to the accounting policies used by McCormick in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been made to the Food Business’ historical unaudited combined balance sheet as of June 30, 2017 and unaudited combined statement of income for the six months ended June 30, 2017 and year ended December 31, 2016 to conform to McCormick’s presentation.

At this time, McCormick has not completed detailed valuation analyses to determine the fair values of the acquired assets and liabilities of the Food Business. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.

McCormick has not yet completed the due diligence necessary to identify all of the adjustments required to conform the Food Business’ accounting policies or classifications to McCormick’s accounting policies or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information. Upon completion of this due diligence and detailed valuation analyses, there may be additional increases or decreases to the recorded book values of acquired assets and liabilities of the Acquired Business, including, but not limited to pension liabilities; property, plant and equipment; and brands and other intangible assets, each of which may give rise to future amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence and valuation analyses have been performed, the final purchase price has been determined and the purchase price allocation has been finalized, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information.

2. Financing Transactions and Assumptions

In connection with McCormick’s entry into the Agreement, McCormick entered into a commitment letter, dated July 18, 2017 (the “Commitment Letter”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. (“Bank of America”), and Credit Suisse Securities (USA) LLC and Credit Suisse AG ( “Credit Suisse”), pursuant to which and subject to the terms and conditions set forth therein, Bank of America and Credit Suisse have agreed to provide a senior unsecured 364-day bridge loan facility (the “Bridge Facility”) of up to $4.2 billion in the aggregate for the purpose of providing the financing necessary to fund all or a portion of the consideration to be paid pursuant to the terms of the Agreement and related fees and expenses. The unaudited pro forma condensed combined financial information presented herein does not contemplate the need for drawing under the Bridge Facility prior to permanent financing being put in place.

McCormick expects to permanently finance the Acquisition with $3.7 billion of new debt, which will include pre-payable terms loans and senior unsecured notes issued in the capital markets, and $500 million in Common Stock Non-Voting. The unaudited pro forma condensed combined financial information assumes that the financing will consist of:

•	$750.0 million three-year term loans with a variable interest rate and an assumed interest rate of 2.90%;

•	$750.0 million five-year term loans with a variable interest rate and an assumed interest rate of 3.25%;

•	$2,500.0 million aggregate amount of five-, seven-, ten- and thirty-year senior unsecured notes with a fixed interest rate and an assumed aggregate weighted-average interest rate of 3.250%; and

•	$500.0 million of Common Stock Non-Voting, at an assumed offering price of $94.51 per share (which was the closing price of McCormick’s Common Stock Non-Voting on The New York Stock Exchange on August 4, 2017) which would result in the issuance of approximately 5.3 million shares of Common Stock Non-Voting and an increase in pro forma weighted-average shares outstanding by such amount of shares.

The final financing and terms of such financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions previously described would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long-term debt and Common Stock Non-Voting, and to various components of the unaudited pro forma condensed consolidated income statements, including interest expense, earnings per share and weighted average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma condensed combined financial information could be material.

•	Each 0.125% increase (decrease) in each of the respective previously stated interest rates assumed for the term loans and senior unsecured notes would increase (decrease) pro forma interest expense by approximately $5.0 million and $2.5 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, provided the aggregate principal balances do not change from those assumed as described herein.

•	Each $1.00 increase (decrease) in the assumed offering price of $94.51 per share, the closing price of McCormick’s Common Stock Non-Voting on The New York Stock Exchange on August 4, 2017, would (decrease) increase the number of shares of Common Stock Non-Voting to be issued by approximately 0.1 million shares and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, assuming the aggregate dollar amount of the shares of Common Stock Non-Voting offered by us remains the same as described herein.

3. Preliminary Purchase Price Allocation

The following is a summary of the preliminary reconciliation of the book value of the net assets acquired, liabilities assumed and certain valuation adjustments relating to the Acquisition to the purchase consideration (in millions):

Historical book value of the Food Business	$471.1
Preliminary adjustment to eliminate book value for assets and liabilities not acquired	(456.3)
Preliminary valuation adjustments to inventories	24.0
Preliminary valuation adjustments to property, plant and equipment	6.4
Preliminary valuation adjustment to identifiable intangible assets	2,559.0
Preliminary current and deferred income tax impact of valuation adjustments	(984.0)
Preliminary residual adjustment to goodwill	2,579.8

Total consideration	$4,200.0

This preliminary reconciliation is based on the unaudited combined balance sheet of the Food Business as of June 30, 2017 and has been used to prepare pro forma adjustments in the pro forma unaudited condensed combined financial information.

At this time, McCormick has not completed detailed valuation analyses to determine the fair values of the acquired assets and liabilities of the Food Business. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. The purchase price will be primarily allocated to indefinite-lived intangible assets, finite-lived intangible assets and goodwill. The preliminary allocation of the purchase price results in approximately $2,475 million and $120 million being allocated to indefinite-lived intangible assets and finite-lived intangible assets, respectively.

4. Unaudited Pro Forma Adjustments to Historical Financial Information

The unaudited pro forma condensed combined income statements include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of December 1, 2015. The unaudited pro forma condensed combined balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of May 31, 2017. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change materially upon finalization of appraisals and other valuation studies that are in process. Additionally, the unaudited pro forma condensed combined income statements and balance sheet do not reflect the cost of any integration activities from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on our consolidated results in periods following the completion of the Acquisition.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) The unaudited pro forma condensed combined balance sheet reflects the expected purchase price of the Acquisition and a preliminary allocation of the purchase price, as more fully detailed in Note 3, based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. The purchase price will be primarily allocated to indefinite-lived intangible assets, finite-lived intangible assets and goodwill. Finite-lived intangible assets are expected to be amortized over weighted average lives of approximately 15 years. The purchase accounting adjustment of approximately $984 million in Other long-term liabilities is primarily related to the estimated deferred tax liability associated with indefinite-lived and finite-lived intangible assets related to the Acquisition.

(b) The unaudited pro forma condensed combined balance sheet and income statements include pro forma adjustments to eliminate of certain assets, liabilities and interest income (as included in other income, net) associated with the Food Business that were not part of the Acquisition. The eliminated assets and liabilities consist of related party receivables and payables of $493.5 million and $43.2 million, respectively, and a $6.0 million deferred tax asset. The unaudited condensed combined balance sheet and income statements include pro forma adjustments to eliminate the Food Business’ parent’s net investment and accumulated other comprehensive loss.

(c) The unaudited pro forma condensed combined balance sheet reflects the expected issuance of new term debt and senior unsecured notes in principal amounts of $1.5 billion and $2.5 billion, respectively, net of debt issue costs of $25.0 million, as shown in the following table. The unaudited pro forma condensed combined balance sheet reflects the payment of the Bridge Loan Commitment fee of $14.7 million described below and estimated transaction expenses of $28.0 million (see (g)) as a reduction of cash and cash equivalents. The unaudited pro forma condensed combined balance sheet reflects the utilization of the excess proceeds to repay outstanding commercial paper borrowings. The excess proceeds of $257.0 million represent the inflow from the Acquisition financing through the debt issuance and the equity issuance (see (d)), less payments of the expected purchase price of the Acquisition of $4.2 billion. The unaudited pro forma condensed combined income statement reflects the estimated interest expense on the new debt expected to be issued, as follows (dollars in millions).

			Estimated Interest Expense
	Assumed Interest Rate	Amount	Six Months Ended May 31, 2017	Year Ended November 30, 2016
3-Year term loan	2.90%	$750.0	$10.9	$21.8
5-Year term loan	3.25%	750.0	12.2	24.4
Senior unsecured notes	3.25%[1]	2,500.0	40.6	81.2
Debt issuance costs		(25.0)	1.7	3.4

Total		$3,975.0	$65.4	$130.8

[1]	Represents weighted average interest rate.

We anticipate that the 5-year term loan will require annual principal repayments of 10% of the initial outstanding principal amount, or approximately $75.0 million per year. The unaudited pro forma condensed combined balance sheet reflects that amount as current portion of long-term debt. For the purposes of these unaudited pro forma condensed combined financial statements, we have assumed that senior unsecured notes will include $700.0 million of 5-year senior unsecured notes, $750.0 million of 7-year senior unsecured notes, $750.0 million of 10-year senior unsecured notes and $300.0 million of 30-year senior unsecured notes.

The rates shown above reflect management’s current estimates of the interest rates for the new term loans and senior unsecured notes. A change of 0.125% in the assumed interest rates would change interest expense on a pro forma basis by $2.5 million for the six months ended May 31, 2017 and $5.0 million for the fiscal year ended November 30, 2016.

The unaudited pro forma condensed combined income statement reflects the estimated reduction in interest expense approximately $1.3 million and $1.0 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, associated with the expected repayment of outstanding commercial paper with the excess proceeds of $257.0 million previously described.

The unaudited pro forma condensed combined balance sheet also includes pro forma adjustments to reduce retained earnings by $9.1 million to reflect the after-tax impact of the $14.7 million of fees associated with the Bridge Loan Commitment, incurred upon commitment of the Bridge Facility, that had not been recognized in McCormick’s historical unaudited condensed balance sheet as of May 31, 2017. We would incur additional fees if we were to draw on the Bridge Facility.

(d) The unaudited pro forma condensed combined balance sheet reflects our anticipated issuance of Common Stock Non-Voting to partially finance the Acquisition. McCormick intends to raise $500 million from the issuance of Common Stock Non-Voting (excluding any exercise by the underwriters of their option to purchase additional shares). McCormick expects the costs associated with this anticipated issuance of Common Stock Non-Voting will be approximately $18.0 million. Based on the closing market price of McCormick’s Common Stock Non-Voting on The New York Stock Exchange on August 4,

2017 of $94.51 per share, McCormick estimates the issuance of this Common Stock Non-Voting would result in an approximate 5.3 million share increase to pro forma basic and diluted shares outstanding for both the fiscal year ended November 30, 2016 and the six months ended May 31, 2017. Each $1.00 increase (decrease) in the assumed offering price of $94.51 per share, the closing price of McCormick’s Common Stock Non-Voting on The New York Stock Exchange on August 4, 2017, would (decrease) increase the number of shares of Common Stock Non-Voting to be issued by approximately 0.1 million shares and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, assuming the aggregate dollar amount of the shares of Common Stock Non-Voting offered by us remains the same as described herein.

(e) The unaudited pro forma condensed combined income statements include pro forma adjustments for estimated amortization expense of approximately $8.0 million and $4.0 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, resulting from the purchase accounting valuation adjustments to finite-lived intangible assets (see (a)). A 10% change in the valuation of finite-lived intangible assets would cause a corresponding increase or decrease in the balance of goodwill and amortization expense of approximately $0.8 million, assuming an overall weighted-average useful life of approximately 15 years.

(f) The unaudited pro forma condensed combined income statements include pro forma adjustments for estimated depreciation expense of approximately $0.2 million and $0.1 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively, resulting from the purchase accounting valuation adjustments to property, plant and equipment (see (a)).

(g) The unaudited pro forma condensed combined income statement for the six months ended May 31, 2017 include pro forma adjustments to eliminate costs directly associated with the Acquisition, including $0.3 million of transaction costs, including legal, advisory and other professional services, incurred in that six-month period. The unaudited pro forma condensed combined balance sheet also includes pro forma adjustments for $27.7 million of additional transaction costs expected to be incurred that had not been recognized in McCormick’s historical unaudited condensed balance sheet as of May 31, 2017. The pro forma adjustment to reduce retained earnings by $23.7 million represents the after-tax effect of the $28.0 million of transaction costs.

(h) The unaudited pro forma condensed combined balance sheet and income statements include pro forma adjustments to conform certain of the Food Business’ accounting policies with those of McCormick. Included in these adjustments is the reclassification of the Food Business’ deferred tax assets from Investments and other assets to Other long-term liabilities in the amount of $11.1 million as of May 31, 2017. Included in these adjustments is the reclassification of certain liabilities of the Food Business’ from Other accrued liabilities and other assets to Trade accounts payable in the amount of $8.8 million as of May 31, 2017. Included in these adjustments is the reclassification of the Food Business’ shipping and handling cost from Cost of goods sold to Selling, general and administrative expense in the amount of $21.3 million and $10.5 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively. Also, included in these adjustments is the elimination of actuarial gains (losses) associated with the Food Business’ pension plan in the amount of $(1.0) million and $1.0 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively (such pro forma adjustment is necessary to conform to McCormick’s use of the corridor approach with respect to recognition of its pension-related actuarial gains (losses)). Included in these adjustments is the reclassification of the Food Business’ pension cost, after the elimination of actuarial gains (losses), from Selling, general and administrative expense to Cost of goods sold in the amount of $2.9 million and $1.7 million for the fiscal year ended November 30, 2016 and the six months ended May 31, 2017, respectively.

(i) The unaudited pro forma adjustments to Income taxes have been calculated using the applicable incremental statutory rates in effect during the respective periods. The estimate of pro forma adjustments to Income taxes, including deferred tax assets and liabilities, is preliminary and subject to change in McCormick’s final determination of the fair value of the assets acquired and liabilities assumed by jurisdiction.